EXHIBIT J
THE PRUDENTIAL HOME MORTGAGE SECURITIES COMPANY, INC.
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 1994-8
CLASS B CERTIFICATES
TRANSFEREE'S LETTER

                            _________________ __, ____
First Trust National Association
180 East Fifth Street
St. Paul, Minnesota  55101
The Prudential Home Mortgage Securities Company, Inc.
5325 Spectrum Drive
Frederick, Maryland  21701

The undersigned (the "Purchaser") proposes to purchase The Prudential Home Mortgage Securities Company, Inc. Mortgage Pass-Through Certificates, Series 1994-8, Class B Certificates (the "Class B Certificates") in the principal amount of $___________. In doing so, the Purchaser hereby acknowledges and agrees as follows:

Section 1. Definitions. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Pooling and Servicing Agreement, dated as of February 16, 1995 (the "Pooling and Servicing Agreement") between The Prudential Home Mortgage Securities Company, Inc., as seller ("PHMSC"), The Prudential Home Mortgage Company, Inc., as servicer (the "Servicer") and First Trust National Association, as trustee (the "Trustee"), of The Prudential Home Mortgage Securities Company, Inc. Mortgage Pass-Through Certificates, Series 1994-8.

Section 2. Representation and Warranties of the Purchaser. In connection with the proposed transfer, the Purchaser represents and warrants to PHMSC and the Trustee that:

    (a) The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which the Purchaser is organized, is authorized to invest in the Class B Certificates, and to enter into this Agreement, and duly executed and delivered this Agreement.

    (b) The Purchaser is acquiring the Class B Certificates for its own account as principal and not with a view to the distribution thereof, in whole or in part.

    [(c)    The Purchaser has knowledge of financial and business matters and is capable of evaluating the merits and risks of an investment in the Class B Certificates; the Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Purchaser is able to bear the economic risk of an investment in the Class B Certificates and can afford a complete loss of such investment.]

    [(c)    The Purchaser is a "Qualified Institutional Buyer" within the meaning of Rule 144A of the Act.]

    (d) The Purchaser confirms that (a) it has had the opportunity to ask questions of, and receive answers from The Prudential Home Mortgage Securities Company, Inc. concerning the Class B Certificates and all matters relating thereto, and obtain any additional information (including documents) relevant to its decision to purchase the Class B Certificates that PHMSC possesses or can possess without unreasonable effort or expense, and (b) it has undertaken
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its own independent analysis of the investment in the Class B Certificates.
The Purchaser will not use or disclose any information it receives in connection with its purchase of the Class B Certificates other than in connection with a subsequent sale of Class B Certificates.

    (e) The Purchaser (i) is not an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or any governmental plan, as defined in
Section 3(32) of ERISA subject to any federal, state or local law ("Similar Law") which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (collectively, a "Plan"), an agent acting on behalf of a Plan, or a person utilizing the assets of a Plan or (ii) has provided a "Benefit Plan Opinion" satisfactory to The Prudential Home Mortgage Securities Company, Inc. and the Trustee of the Trust Estate. A Benefit Plan Opinion is an opinion of counsel to the effect that the proposed transfer will not (a) cause the assets of the Trust Estate to be regarded as "plan assets" and subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Code or Similar Law, (b) give rise to a fiduciary duty under ERISA, Section 4975 of the Code or Similar Law on the part of The Prudential Home Mortgage Securities Company, Inc., the Servicer or the Trustee with respect to any Plan or (c) constitute a prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.

    (f) If the Purchaser is a depository institution subject to the jurisdiction of the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System ("FRB"), the Federal Deposit Insurance Corporation ("FDIC"), the Office of Thrift Supervision ("OTS") or the National Credit Union Administration ("NCUA"), the Purchaser has reviewed the "Supervisory Policy Statement on Securities Activities" dated January 28, 1992 of the Federal Financial Institutions Examination Council as adopted by the OCC, FRB, FDIC, OTS and NCUA (with modifications as applicable), as appropriate, other applicable investment authority, rules, supervisory policies and guidelines of these agencies and, to the extent appropriate, state banking authorities and has concluded that its purchase of the Offered Class B Certificates is in compliance therewith.

Section 3.  Transfer of Class B Certificates.
    (a) The Purchaser understands that the Class B Certificates have not been registered under the Securities Act of 1933 (the "Act") or any state securities laws and that no transfer may be made unless the Class B Certificates are registered under the Act and applicable state law or unless an exemption from registration is available. The Purchaser further understands that neither PHMSC nor the Trustee is under any obligation to register the Class B Certificates or make an exemption available. In the event that such a transfer is to be made in reliance upon an exemption from the Act or applicable state securities laws, (i) the Trustee shall require, in order to assure compliance with such laws, that the Certificateholder's prospective transferee each certify to PHMSC and the Trustee as to the factual basis for the registration or qualification exemption relied upon, and (ii) unless the transferee is a "Qualified Institutional Buyer" within the meaning of Rule 144A of the Act, the Trustee or PHMSC may, if such transfer is made within three years from the Closing Date, require an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act and state securities laws, which Opinion of Counsel shall not be an expense of the Trustee or PHMSC. Any such Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and PHMSC against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.
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    (b)    No transfer of a Class B Certificate shall be made unless the transferee provides PHMSC and the Trustee with a Transferee's Letter, substantially in the form of this Agreement.

    (c) The Purchaser acknowledges that its Class B Certificates bear a legend setting forth the applicable restrictions on transfer.
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IN WITNESS WHEREOF, the undersigned has caused this Agreement to the validly executed by its duly authorized representative as of the day and the year first above written.

[PURCHASER]
By:
Its: